[Exhibit 99.1 - Press Release]

PREMIER'S PLAYERS GRILLE REPORTS JUNE RESTAURANT SALES COMPS UP OVER 53% AND INCREASED SAME STORE SECOND QUARTER SALES AND CUSTOMER COUNTS

Dallas, TX. - August 2, 2005 - Premier Development & Investment, Inc.'s (OTC Bulletin Board: PDIV) Players Grille operating division announced that comparable same store restaurant sales for the monthly period ended June 2005 increased 57% from those in June 2004. Sales for the three months ended June 30, 2005 show a 44% increase in total consolidated comparable sales, when compared to the same quarterly period in 2004.

Customer counts in June, as represented by check count, saw more than a 73 % increase from the June 2004 period and for the three month period ended June 30, 2005 customer counts were up 55% from those of the comparable period a year ago.

Michael Hume, General Manager of Players Grille, stated, "Once again, we are pleased with the results achieved during the second quarter of 2005. Much of the increase in sales was attributable to a larger percentage of sales being in beer, liquor and wine categories than in the previous year. Although we had a 29% increase in food sales for the month of June 2005 over the 2004 period, we experienced a more than doubling in sales within the beer, wine and liquor categories both in the month of June and for the quarter."

About Premier

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier owns and operates the Player's Grille Restaurant and Bar(TM), a casual dining sports themed concept based in Florida.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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